UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TNS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT NO. 2 TO DEFINITIVE PROXY STATEMENT

The supplemental information disclosed below should be read in conjunction with the definitive proxy statement on Schedule 14A (the “definitive proxy statement”) filed with the Securities and Exchange Commission (the “SEC”) by TNS, Inc. (the “Company”) on January 11, 2013, as supplemented by the proxy statement supplement filed with the SEC on January 22, 2013 (the “first proxy supplement”), relating to the special meeting of stockholders of the Company to be held on February 15, 2013 at 9:00 a.m. Eastern time, at the Sheraton Reston Hotel located at 11810 Sunrise Valley Drive, Reston, Virginia 20191.

At the special meeting, the Company’s stockholders will be asked to vote on, among other things, a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of December 11, 2012, among the Company, Trident Private Holdings I, LLC, a Delaware limited liability company (“Parent”), and Trident Private Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as an indirect wholly owned subsidiary of Parent.  Parent and Merger Sub are affiliates of Siris Capital Group, LLC (“Siris”).  Merger Sub is a direct wholly owned subsidiary of Trident Private Holdings II, LLC (“Holdings”), a Delaware corporation and a direct wholly owned subsidiary of Parent.

LITIGATION RELATED TO THE MERGER

As previously disclosed in the first proxy supplement, on January 15, 2013, Company stockholder Broadway Capital filed a complaint in the Supreme Court of the State of New York, County of New York, purportedly on behalf of itself and other stockholders of the Company, against the Company, the Company’s board of directors, Siris, Parent, Merger Sub and Holdings.  On February 10, 2013, the defendants entered into a memorandum of understanding with the plaintiff regarding the settlement of this action.  In connection with the settlement, the Company agreed to make certain supplemental disclosures to its stockholders.  The Company believes that the claims in this action are without merit and that no further disclosure is required to supplement the definitive proxy statement under applicable laws; however, to avoid the risk that the action may delay or otherwise adversely affect the consummation of the merger and to minimize the expense of defending such action, the Company is voluntarily making the supplemental disclosures set forth below.

The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s stockholders.  In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Supreme Court of the State of New York will consider the fairness, reasonableness and adequacy of the settlement.  If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the merger agreement and any disclosure made in connection therewith (but excluding claims for appraisal under Section 262 of the General Corporation Law of the State of Delaware), pursuant to terms that will be disclosed to the Company’s stockholders prior to final approval of the settlement.  In addition, in connection with the settlement, the parties contemplate that plaintiff’s counsel will file a petition in the Supreme Court of the State of New York for an award of attorneys’ fees and expenses to be paid by the Company or its successor.  The settlement will not affect the consideration that the Company’s stockholders are entitled to receive in the merger.  There can be no assurance that the parties will enter into a stipulation of settlement, or that the court will approve any proposed settlement.  In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

SUPPLEMENTAL DISCLOSURES

This supplemental information should be read in conjunction with the definitive proxy statement, which should be read in its entirety.  Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement.  New text is underlined.

Background of the Merger

The following disclosure supplements and restates the fourth full paragraph on page 33 of the definitive proxy statement.

On the afternoon of October 22, 2012, the special committee held a telephonic meeting at which representatives of Greenhill and Gibson Dunn, the Company’s General Counsel, Mr. H. Graham and other members of Company management were present. At the request of the special committee, Company management presented its draft financial projections for the coming five years (the “five-year projections”), and described its plan to share the five-year projections with Siris, Bidder A and Bidder B.  The special committee and Company management discussed at length the assumptions and reasoning behind the five-year projections, as well as the fact that management’s projections had been revised downward from those provided during the 2011 process.  Company management explained that the five-year projections had been revised downward due to a combination of factors that were affecting the Company’s revenue growth, including the global economy and its effect on transaction volumes and on the financial services industry, timing changes in the recording of revenue and in the launching of mobile applications products, and challenges in the Company’s Telecommunication Services Division.  The special committee indicated that Company management should proceed with its plan to present the five-year projections to the proposed bidders.  A Greenhill representative provided an update on the status of Greenhill’s discussions with Siris and the other potential bidders.  He also stated that the five-year projections reviewed during the meeting would be distributed to each of Siris, Bidder A and Bidder B following the meeting.

The following disclosure supplements and restates the third full paragraph on page 39 of the definitive proxy statement.

On December 5, 2012, Siris representatives participated in a due diligence teleconference with members of the Company’s management team and Greenhill representatives. Later the same day, in accordance with the previously approved plan, Mr. H. Graham and two other members of the Company’s senior management team, Company President Mr. Michael Keegan and Mr. Randolph, individually and collectively met with Mr. Baker and another Siris representative at Gibson Dunn’s offices in Washington, D.C. In these discussions, Siris and the members of the management addressed various matters related to the Company’s business and strategy and Siris indicated, as it had from the beginning of the bidding process, that it believed that the Company had a strong management team.  From the beginning of the contacts with Siris, these statements led H. Graham to believe that he likely would be retained as chief executive officer.  The parties discussed the management team’s role at the Company if an acquisition were to occur.  A representative from Gibson Dunn was present during these discussions.  That evening, Siris representatives and the management team members, together with representatives of Greenhill and Gibson Dunn, met over dinner to discuss possible high-level terms of the future employment arrangements for the members of Company management, including possible equity compensation packages.  The Siris representatives indicated that Siris was interested in retaining Mr. H. Graham and other members of management, with salaries substantially similar to their current annual salaries and appropriate bonuses.  The parties also discussed the possibility that the Company would establish an equity pool for its management team of up to 10-12%, a portion of which would be reserved for future employees.  The plan would include various hurdle rates and staggered vesting up to 4 years or upon a change of control.  The parties did not reach any definitive agreements on these issues.  The parties also discussed the possibility that management team members might “roll-over” or reinvest a portion of their Company equity in the buyer.  They also did not reach definitive agreement on the roll-over or reinvestment issues.

The following disclosure supplements and restates the second full paragraph on page 40 of the definitive proxy statement.

Mr. S. Graham asked the members of Company management to leave the meeting while the special committee discussed the merits of the proposed transaction.  Following the departure of Company management, the special committee further discussed the risks and benefits of an acquisition of the Company by Siris (which risks and benefits are described in “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 43), the Company’s alternatives (including the alternative of declining Siris’ offer and continuing to operate the Company as a publicly traded company), and the presentation by Greenhill.

The following disclosure supplements and restates the paragraph under the heading “Discounted Cash Flow Analysis” on page 52 of the definitive proxy statement.

Greenhill performed a discounted cash flow analysis of the Company on a standalone basis to determine indications of implied equity values per share of Company common stock using financial forecasts and projections prepared by the Company’s management, and provided to Greenhill, for 2012 through 2017.  These projections are disclosed in “—Certain Company Forecasts” beginning on page 57. Greenhill calculated a range of implied present values per share of Company common stock by discounting to present value as of December 15, 2012 (a) estimates of the standalone, after-tax unlevered free cash flow (“ULFCF”) for each of the years 2012 through 2017 calculated by Greenhill from the Company’s projections, (b) terminal values for the Company as of December 31, 2017 derived by applying a perpetuity growth rate to the estimate of 2017 ULFCF ranging from 1.5% to 2.5%, and (c) the projected tax benefits provided by the Company’s net operating loss carryforward (“NOLs”) balance based on Company management’s projections of taxable income and NOL usage.  Greenhill calculated ULFCF starting with adjusted EBITDA, less stock based compensation, less taxable depreciation and amortization, the sum of which was reduced by 40.0% to account for the effect of taxes, which calculation yielded tax-effected operating income. From tax-effected operating income, taxable depreciation and amortization as well as decreases / (increases) in net working capital were added while capital expenditures were subtracted to arrive at ULFCF.  The perpetuity growth rates were selected based on Greenhill’s judgments concerning the future sustainable growth rate of the Company.  These unlevered FCFs and terminal values were then discounted to calculate an indication of present values using discount rates ranging from 10.0% to 11.0% based on the Company’s weighted average cost of capital (“WACC”) of 10.6%.  The tax benefits arising from the Company’s usage of NOLs were based on management’s estimates of future taxable income and discounted by the Company’s cost of equity.  The present value of the tax benefits provided by these NOLs was estimated to be approximately $43 million, representing less than 5% of the total Enterprise Value implied by the midpoint of the DCF analysis.  Greenhill calculated the Company’s WACC and cost of equity based on the calculation of levered beta (which was based on an analysis of the historic betas and capital structures of the Company and of the related companies, capital structure, equity risk premium, size premium, tax rate, cost of debt and a risk free rate of return). Greenhill assumed a tax rate of 40%.  The analysis also assumed that the Company’s net debt included $350 million of long-term debt (excluding $1.8 million in remaining original-issue discount) plus $31.3 million in contingent consideration liability less $39.4 million of cash as of September 30, 2012, as well as a fully diluted share count based on common shares outstanding of 24.648 million, 0.450 million restricted stock awards and 2.058 million options outstanding at a weighted average exercise price of $17.04 with dilution calculated using the treasury stock method.  This analysis resulted in an implied per share equity value range of the Company common stock of approximately $18.48 to $24.90.

The following disclosure supplements and restates the second paragraph under the heading “Leveraged Buyout Analysis” on page 56 of the definitive proxy statement.

In performing this analysis, Greenhill made several assumptions about the characteristics of such a transaction based on precedent transactions analyses, including such factors as transaction leverage, fees and expenses, financing terms and exit EBITDA multiples. Greenhill assumed transaction leverage of 4.7x the Adjusted EBITDA for the last twelve months preceding September 30, 2012, consistent with the financing terms reflected in the draft commitment letters at the time of the opinion. The analysis also assumed that the Company’s current net debt included $350 million of long-term debt (excluding $1.8 million in remaining original-issue discount) and $31.3 million in contingent consideration less $39.4 million of cash as of September 30, 2012, as well as a fully diluted share count based on common shares outstanding of 24.648 million, 0.450 million restricted stock awards and 2.058 million options outstanding at a weighted average exercise price of $17.04 with dilution calculated using the treasury stock method. Greenhill assumed that a financial buyer would value the Company in 2017 at an aggregate value range that represented exit multiples of estimated 2017 EBITDA ranging from 5.9x to 6.9x, representing a range of possible exit multiples centered around the EV/LTM EBITDA multiple implied by the per share price of the proposed transaction. Greenhill also assumed, based on its experience, that financial buyers would likely target 5-year internal rates of return ranging from approximately 20% to approximately 25%. As a result of this analysis, Greenhill derived estimated implied values per share that a financial buyer might be willing to pay to acquire the Company ranging from $19.46 to $24.37 per share.

Certain Company Forecasts

The following disclosure is to be inserted as a new row in the table on page 59 of the definitive proxy statement.

Taxable Operating Income(2)	$44.2	$49.2	$64.1	$90.6	$105.8	$116.3

(2) Defined as GAAP net income plus losses from discontinued operations, provisions for income taxes, non-deductible depreciation and amortization expense for income tax purposes, interest expense, other expenses (income), contingent consideration fair value adjustment, restructuring charges, other one-time items and milestone compensation expense.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.  The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that competing acquisition proposals will be made; the outcome of any legal proceedings that have been or may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; the disruption of management’s attention from the Company’s ongoing business operations due to the merger; the effect of the announcement of the merger on the Company’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2012.  The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 11, 2013.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, the Company filed a definitive proxy statement with the SEC on January 11, 2013 and has mailed the definitive proxy statement to its stockholders.  THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The Company’s stockholders may obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov, from the Company’s website, http://www.tnsi.com, or by directing a request by mail or telephone to TNS, Inc., 11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191, Attn: Corporate Secretary, telephone: 703-453-8300.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed merger.  Information about the Company’s directors and executive officers is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on April 20, 2012.  Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the definitive proxy statement filed with the SEC on January 11, 2013 and other relevant documents regarding the proposed merger filed with the SEC.